                                                                    EXHIBIT 99.1


(AVIALL LOGO APPEARS HERE)




FOR IMMEDIATE RELEASE

Contact:          David Leedy
                  972-586-1703
                  dleedy@aviall.com

AVIALL REPORTS SECOND QUARTER RESULTS

         DALLAS, TEXAS July 30, 2003 -- Aviall, Inc. [NYSE: AVL] today reported its financial results for the second quarter of 2003:

HIGHLIGHTS :

o Net sales grew 30% year-over-year from $193 million in Q2 2002 to $251 million in Q2 2003. Second quarter 2002 net sales exclude approximately $36 million of T56 sales made by Rolls-Royce to the U.S. military as part of the T56 transition program, for which Aviall received full contractual margin. Including these direct T56 sales, Aviall's Q2 2002 net sales would have been $229 million resulting in a year-over-year increase in net sales of 10%.

o Total selling and administrative (S&A) expenses continued to decline, falling lower in absolute dollars on a year-over-year basis and as a percent of sales to 9.6%. In addition to these expenses, the Company also recorded a $1.7 million pretax software impairment charge resulting primarily from the software vendor's change in strategic focus.

o Excluding the software impairment charge, second quarter operating income increased 1% year-over-year to $18.3 million primarily due to the steady increase in military sales, but partially offset by a reduction in higher margin airline business. Including the impairment charge, operating income decreased 8% year-over-year to $16.6 million.

o Aviall completed a successful senior notes offering and took a major step toward strengthening its balance sheet. On June 30th, Aviall issued $200 million of 7 5/8% Senior Notes due 2011. A portion of the proceeds was used to discharge the outstanding $81 million of Aviall Services' 14% Senior Notes due 2007. This refinancing resulted in a noncash charge arising from the extinguishment of debt amounting to $17.3 million.

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AVIALL REPORTS SECOND QUARTER RESULTS
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o        The Company also simplified its capital structure. The Company reduced the conversion price of its Series D Redeemable Participating Preferred Stock and the holders, (affiliates of The Carlyle Group), converted all of the outstanding shares into 11,100,878 shares of common stock, resulting in a noncash charge against earnings available to common shareholders of $24.3 million and the removal of the need to use the two-class method of reporting earnings per share.

o After giving effect to the refinancing and preferred stock conversion, as if both transactions had been completed prior to January 1, 2002, pro forma diluted earnings per share was $0.24 for the second quarter, down two cents per share compared to the prior year's quarter. The decrease was primarily due to the software impairment charge. Actual earnings per share for the quarter was a loss of $1.35 per share, as compared to earnings of $0.26 per share for the prior year quarter.


SECOND QUARTER AND YEAR-TO-DATE RESULTS

         Second quarter 2003 net sales rose $57.7 million to $250.8 million, or 30% over last year's level of $193.1 million. The reported second quarter net sales for 2002, however, exclude approximately $36 million of T56 engine part sales made directly by Rolls-Royce to the U.S. military during the T56 transition program and for which Aviall received its contractual margin. If these net sales had been included, Aviall's year-over-year net sales increase for the quarter would have been 10%. The net sales growth in the second quarter was driven by sales at Aviall Services, most of which was attributable to stronger Rolls-Royce T56 military sales. Aviall Services' general aviation sales and market share have also continued to grow, although at a reduced pace. These gains in general aviation offset the weaker airline-related sales. At ILS, second quarter net sales of $7.0 million were up $0.2 million year-over-year, continuing a trend of successive year-over-year quarterly net sales gains for this global electronic marketplace.

         Aviall's gross profit of $42.4 million for the second quarter of 2003 was flat with the

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AVIALL REPORTS SECOND QUARTER RESULTS
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second quarter 2002 level of $42.5 million. Compared to the second quarter of
2002, selling and administrative expenses decreased $0.3 million to $24.1 million, with the S&A expenses as a percentage of sales falling to 9.6% in the second quarter of 2003. Additionally, ILS recorded a noncash impairment charge of $1.7 million for the write-off of a vendor software license purchased in 2001. The vendor's change in strategic focus combined with the availability of other cost effective alternatives will allow ILS to proceed with its "Contact to Contract" plans in a less expensive and more expeditious manner.

         Operating income margin, excluding the software impairment charge, was 7.3% for the second quarter of 2003, with the software impairment write-off reducing this ratio by 70 basis points. The operating income percentage including the charge was 6.6%.

         The second quarter and year-to-date pro forma results for the three and six months ended June 30, 2003 and 2002, give effect to the debt refinancing and preferred stock conversion as if both transactions had been completed prior to January 1, 2002. As a result, pro forma earnings per share excludes the previously reported preferred stock quarterly payment-in-kind dividend, the deemed dividend, the charge for the conversion, the debt extinguishment costs, pro forma interest expense and all adjustments required by the two-class method of reporting earnings per share that the Company has used since December 2001, (see the Reconciliation of Net Earnings to Pro Forma Earnings table). As a result of the conversion of the Series D Redeemable Participating Preferred Stock previously held by affiliates of The Carlyle Group, Aviall now has approximately 32.9 million shares outstanding.

         Pro forma diluted EPS was $0.24 per share for the second quarter of 2003, as compared

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AVIALL REPORTS SECOND QUARTER RESULTS
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with $0.26 per share in 2002. Similarly, pro forma results for the first half of
2003 reflect a diluted EPS of $0.48 per share, as compared with $0.42 for the first half of 2002. After the relevant application of the noncash charges, Aviall, Inc.'s reported results for the quarter was a net loss of $4.0 million and a loss of $29.2 million applicable to common shareholders or a loss of $1.35 per share (basic and diluted), versus net earnings of $7.8 million and $6.7 million applicable to common shareholders, or earnings of $0.26 per share (basic and diluted), in the comparable 2002 period. The comparable results for the first half of 2003 resulted in a reported loss of $1.22 per share in 2003 as compared with a loss of $0.56 in 2002.

         Debt outstanding at June 30, 2003 was $211 million as compared with $221 million at year-end 2002. The difference is primarily attributable to improved working capital efficiencies on higher sales, partially offset by the cash costs of the debt refinancing, which closed on June 30, 2003.

REVIEW AND OUTLOOK

         "The Company has taken another major step forward by improving both its liquidity and strengthening its capital structure while simultaneously delivering another solid performance in the second quarter," said Paul E. Fulchino, Aviall's chairman, president and chief executive officer. "The successful refinancing at a more favorable rate of a complex debt instrument put in place in the aftermath of September 11, 2001, together with the conversion by affiliates of The Carlyle Group of their preferred stock, provides us with a capital structure that will facilitate our growth. We believe that our ability to retain the long-term interest of The Carlyle Group, as evidenced by their surrender of the mandatory redemption option attached to the Series D

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AVIALL REPORTS SECOND QUARTER RESULTS
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Redeemable Participating Preferred Stock, exhibits the confidence they have in our prospects."

         Fulchino continued, "Given the continuing weakness of the commercial aviation industry, we feel encouraged by this performance. The ongoing strength of military-based sales of our Rolls-Royce T56 product line and our ability to generate growth in the general aviation market helped to offset the weakness in our airline-related segment. Despite the challenges facing the commercial airline marketplace, our ILS business was able to grow net sales year-over-year for the fifth consecutive quarter."

         Fulchino closed by saying, "Aviall's performance for the first half of 2003 remains in-line with our expectations despite greater than-anticipated softness in some marketplaces. We have taken an important step forward and are now poised to take on additional opportunities with major OEMs while also continuing to raise the bar in terms of quality services to new and existing customers and suppliers. Our ability to leverage our scale, reach and technology has created unique marketplace advantages for us and improved supply-chain values for our customers."

         Aviall will host a conference call on Thursday, July 31, 2003, at 11 a.m. ET. The conference call can be accessed by calling (888) 220-3083 (toll-free) or (773) 756-4712 (toll) and referencing Aviall. A replay will be available until 7 p.m. ET on Thursday, August 7, 2003, at (888) 568-0679 (toll-free) or (402) 998-1463 (toll). The conference call is also being webcast and can be accessed at www.aviall.com under the section "Investor Relations" or at www.vcall.com. In addition, a replay will be available via audio webcast at www.aviall.com under the section "Investor Relations", or at www.vcall.com.

                                      # # #

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company's customers and suppliers and developments in information and communications technology.




ABOUT AVIALL, INC.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. As the world's largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 215 manufacturers and offers approximately 250,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brake services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via the Internet at www.aviall.com.

                                  AVIALL, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                             THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                  JUNE 30,                            JUNE 30,
                                                       ------------------------------      ------------------------------
                                                           2003              2002              2003              2002
                                                       ------------      ------------      ------------      ------------
Net sales                                              $    250,848           193,109           502,338           360,712
Cost of sales                                               208,461           150,583           417,611           281,094
                                                       ------------      ------------      ------------      ------------
Gross profit                                                 42,387            42,526            84,727            79,618
   Selling and administrative expenses                       24,115            24,444            49,358            48,526
   Impairment loss                                            1,707                --             1,707                --
                                                       ------------      ------------      ------------      ------------
Operating income                                             16,565            18,082            33,662            31,092
   Loss on extinguishment of debt                            17,315                --            17,315                --
   Interest expense                                           5,609             5,653            11,472            11,243
                                                       ------------      ------------      ------------      ------------
Earnings (loss) before income taxes                          (6,359)           12,429             4,875            19,849
Provision (benefit) for income taxes (a)                     (2,395)            4,649             1,669             7,543
                                                       ------------      ------------      ------------      ------------
Net earnings (loss)                                          (3,964)            7,780             3,206            12,306
Less deemed dividend from beneficial conversion
  feature                                                        --                --                --           (20,533)
Less preferred stock dividends                                 (907)           (1,038)           (2,016)           (2,053)
Less noncash reduction for conversion of preferred
  stock                                                     (24,335)               --           (24,335)               --
                                                       ------------      ------------      ------------      ------------
Net earnings (loss) applicable to common shares        $    (29,206)            6,742           (23,145)          (10,280)
                                                       ============      ============      ============      ============
Basic net earnings (loss) per share (b)                $      (1.35)             0.26             (1.22)            (0.56)

Weighted average common shares                           21,705,400        18,382,482        20,551,965        18,382,757
                                                       ============      ============      ============      ============
Diluted net earnings (loss) per share (b)              $      (1.35)             0.26             (1.22)            (0.56)

Weighted average common and potentially dilutive
common shares                                            30,112,651        28,657,865        29,619,716        26,057,973
                                                       ============      ============      ============      ============
Pro forma diluted net earnings per share (c)           $       0.24              0.26              0.48              0.42

Pro forma weighted average common and potentially
dilutive common shares                                   32,019,204        31,806,504        31,866,942        30,948,702
                                                       ============      ============      ============      ============


(a) Due to our large U.S. federal tax loss carryforwards, cash tax payments are substantially lower than the provision recorded. Cash tax payments were $0.4 million and $0.6 million for the three and six months ended June 30, 2003, respectively.

(b) Diluted net earnings (loss) per share were antidilutive in 2003 and 2002. Therefore, diluted net earnings (loss) per share is presented equal to basic net earnings (loss) per share.

(c) On a pro forma basis after giving effect to the June 2003 refinancing and preferred stock conversion as if it had occurred prior to January 1, 2002. See Reconciliation of Net Earnings to Pro Forma Earnings on subsequent page.

                                  AVIALL, INC.


                              SEGMENT INFORMATION
                             (DOLLARS IN THOUSANDS)

                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                                JUNE 30,                      JUNE 30,
                                        ------------------------      ------------------------
NET SALES                                  2003           2002           2003           2002
                                        ---------      ---------      ---------      ---------
Aviall Services                         $ 243,837        186,346        488,314        347,372
ILS                                         7,011          6,763         14,024         13,340
                                        ---------      ---------      ---------      ---------
  Total net sales                       $ 250,848        193,109        502,338        360,712
                                        =========      =========      =========      =========

PROFIT
                                        ---------      ---------      ---------      ---------
Aviall Services                         $  18,412         17,996         35,520         31,803
ILS                                         2,409          2,433          4,777          4,641
                                        ---------      ---------      ---------      ---------
  Reportable segment profit                20,821         20,429         40,297         36,444
Loss on extinguishment of debt            (17,315)            --        (17,315)            --
Corporate                                  (2,549)        (2,347)        (4,928)        (5,352)
Interest expense                           (5,609)        (5,653)       (11,472)       (11,243)
Impairment loss                            (1,707)            --         (1,707)            --
                                        ---------      ---------      ---------      ---------
Earnings (loss) before income taxes     $  (6,359)        12,429          4,875         19,849
                                        =========      =========      =========      =========



              RECONCILIATION OF NET EARNINGS TO PRO FORMA EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                      JUNE 30,                           JUNE 30,
                                                           ------------------------------     ------------------------------
                                                               2003              2002             2003              2002
                                                           ------------      ------------     ------------      ------------
Net earnings (loss) applicable to common shares            $    (29,206)            6,742          (23,145)          (10,280)
Pro forma adjustments:
   Deemed dividend from beneficial conversion feature                --                --               --            20,533
   Preferred stock dividends                                        907             1,038            2,016             2,053
   Noncash reduction for conversion of preferred stock           24,335                --           24,335                --
   Net interest expense adjustment, net of tax                      322               457              743               735
   Loss on extinguishment of debt, net of tax                    11,385                --           11,385                --
                                                           ------------      ------------     ------------      ------------
Pro forma net earnings                                     $      7,743             8,237           15,334            13,041
                                                           ------------      ------------     ------------      ------------

                                                           ------------      ------------     ------------      ------------
Pro forma diluted net earnings per share                   $       0.24              0.26             0.48              0.42
                                                           ------------      ------------     ------------      ------------
Pro forma weighted average common and potentially
dilutive common shares                                       32,019,204        31,806,504       31,866,942        30,948,702
                                                           ============      ============     ============      ============


     The above table reflects the reconciliation of our net earnings for the three- and six-month periods ended June 30, 2003 and 2002 to our net earnings on a pro forma basis, as if the refinancing and preferred stock conversion discussed above had been completed prior to January 1, 2002. Management believes this pro forma presentation is beneficial to investors to provide information on how these consummated transactions would have affected the historical financial statements had they occurred at an earlier date. The pro forma adjustments include a) an after-tax charge of $11.4 million to write-off unamortized deferred financing costs on our old debt in connection with the refinancing, b) an after-tax adjustment reflecting the lower interest expense of the pro forma interest expense on our new debt over our old debt, c) a noncash reduction of earnings available to common shareholders for the conversion of all shares of our Series D Senior Convertible Participating Preferred Stock into shares of common stock, d) the quarterly dividends paid on the Series D Senior Convertible Participating Preferred Stock, and e) the noncash deemed dividend from the issuance of the Series D Senior Convertible Participating Preferred Stock in March 2002.

                                  AVIALL, INC.



                         SELECTED BALANCE SHEET ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                              JUNE 30,       DECEMBER 31,
                                                                2003             2002
                                                            ------------     ------------
                 Cash                                       $      5,597            4,997
                 Receivables                                $    103,828           95,222
                 Inventories                                $    314,427          348,027
                 Deferred tax asset                         $     58,718           60,279
                 Accounts payable                           $     94,748          114,263
                 Debt                                       $    210,636          221,407
                 Convertible redeemable preferred stock     $         --           44,370
                 Shareholders' equity                       $    276,603          228,602



                          DEPRECIATION AND AMORTIZATION
                             (DOLLARS IN THOUSANDS)

                                          THREE MONTHS ENDED            SIX MONTHS ENDED
                                               JUNE 30,                      JUNE 30,
                                      -------------------------     -------------------------
                                         2003           2002           2003           2002
                                      ----------     ----------     ----------     ----------
                  Depreciation        $    1,964          1,800          3,844          3,989
                  Amortization             1,567          1,327          3,136          2,590
                  Debt issue cost          1,176          1,144          2,351          1,793
                                      ----------     ----------     ----------     ----------
                                      $    4,707          4,271          9,331          8,372
                                      ==========     ==========     ==========     ==========